Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2024, relating to the financial statements of Quantum-Si Incorporated, appearing in the Annual Report on Form 10-K of Quantum-Si Incorporated for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York
February 29, 2024